Exhibit 10.27
TRANSITION SERVICES AGREEMENT
     This Transition Services Agreement (this “Agreement”) is entered into as of this ___ day of _________, 2011, by and between The Summit Group, Inc., a South Dakota corporation (“SGI”), and Summit Hotel OP, LP, a Delaware limited partnership (“Summit OP”).
Recitals
     A. Summit Hotel Properties, LLC, a South Dakota limited liability company (the “Predecessor”), and its subsidiaries are engaged in the business of owning premium-branded limited-service and select-service hotels in the upscale and midscale without food and beverage segments of the U.S. lodging industry (the “Business”).
     B. SGI and its Affiliates (as defined in Section 5 hereof) currently provide services to the Predecessor and its subsidiaries that enable the Predecessor and its subsidiaries to conduct the Business.
     C. The Predecessor and Summit OP are parties to that certain Agreement and Plan of Merger, dated as of August 5, 2010 (the “Merger Agreement”), pursuant to which, among other things, the Predecessor has agreed to merge with and into Summit OP with Summit OP surviving such merger, and, as a matter of law, Summit OP will succeed to all of the assets and liabilities of the Predecessor, including, without limitation, the assets and liability attributable to the Business.
     D. In order to facilitate the transition of the Business to Summit OP, Summit OP desires SGI to provide, and SGI is willing to provide or cause its Affiliates to provide certain transitional services to Summit OP and its Affiliates, on the terms and conditions set forth herein.
Agreement
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties do hereby agree as follows:
     Section 1. Services. During the Term (as defined in Section 4 hereof), SGI shall provide, or cause its Affiliates to provide to the Summit Entities (as defined below) such services related to the Business as the Summit Entities shall reasonably request from time to time (the “Services”). Services shall be provided to the Summit Entities at reasonable times and upon reasonable notice, as mutually agreed to by the parties. For purposes of this Agreement, the term “Summit Entities” shall mean Summit Hotel Properties, Inc., a Maryland corporation (“Summit REIT”), Summit OP and their respective subsidiaries.
     Section 2. Fees.
          (a) SGI and its Affiliates shall provide Services hereunder to the Summit Entities at their fully-loaded cost. In addition, Summit OP shall reimburse SGI or its Affiliates for any actual and reasonable out-of-pocket costs or expenses incurred by SGI or its Affiliates in connection with providing Services hereunder.
          (b) Not more than thirty (30) days following the end of each calendar month during the Term, if any costs or out-of-pocket expenses have been incurred and not previously reimbursed, SGI shall invoice Summit OP for the Services performed by SGI or its Affiliates for the Summit Entities under this Agreement during the preceding calendar month. All such invoices shall be paid by Summit OP in full within thirty (30) days after receipt thereof. Summit OP shall pay all federal, state, and local taxes based upon or arising out of such Services having been rendered under this Agreement.
     Section 3. Limitation on Damages. IN NO EVENT SHALL A PARTY OR ITS RESPECTIVE AFFILIATES OR ANY OF THEIR PARTNERS, MEMBERS, STOCKHOLDERS, MANAGERS, DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, REPRESENTATIVES OR SUBCONTRACTORS BE LIABLE REGARDLESS OF THE FORM OF ACTION OR LEGAL THEORY FOR INDIRECT, SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND RELATED TO THE PERFORMANCE OR NON-PERFORMANCE OF THIS AGREEMENT INCLUDING WITHOUT LIMITATION LOST PROFITS, LOSS OF DATA (OTHER THAN LIABILITY FOR THE COST OF REENTRY OF SUCH DATA) OR BUSINESS INTERRUPTION.
     Section 4. Effective Time; Service Period.
          (a) This Agreement shall become effective, without further action by either party, upon the consummation of Summit REIT’s initial public offering (the “Effective Time”). This Agreement shall continue indefinitely, provided that either party may terminate this Agreement upon thirty (30) days advanced written notice to the other party (the “Term”). Further, either party may terminate this Agreement immediately upon written notice to the other party upon the material breach or failure by the other to perform its obligations hereunder (including any nonpayment referred to in Section 2 above), which material breach or failure is not cured within ten (10) days after written notice of such breach or failure is given by the non-breaching party to the breaching party, or, in the case of nonpayment, which nonpayment is not cured within fifteen (15) days after written notice is given.
          (b) The provisions of Section 2, Section 3, Section 4(b), Section 5, Section 6 and Section 7 shall survive any termination of this Agreement or any Services provided hereunder.
     Section 5. Indemnification. Summit OP hereby agrees to indemnify, protect and hold SGI, its Affiliates and their respective employees, agents, officers, directors, partners, members, managers, stockholders and representatives (each, an “Indemnified Party”) harmless from and against any and all claims, liabilities, damages, including costs or expenses related thereto and reasonable attorneys’ fees, incurred by any Indemnified Party as a result of SGI or its Affiliates providing Services to the Summit Entities pursuant to this Agreement, except for losses directly resulting from the gross negligence or willful misconduct of an Indemnified Party. For purposes of this Agreement, the term “Affiliate” shall mean, with respect to any person or entity, another person or entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person or entity.
     Section 6. Further Assurances. In the event Kerry W. Boekelheide ceases serving as an executive officer of Summit REIT, SGI will assign and transfer all of its right, title and interest in the real, person and intangible property related to the Business to Summit OP in exchange for nominal consideration.
     Section 7. Miscellaneous.
          (a) Notice. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given: (i) when delivered in person, (ii) upon confirmation of receipt when transmitted by facsimile transmission, (iii) on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or (iv) on the next business day if transmitted by national overnight courier, in each case as follows:

If to SGI:	The Summit Group, Inc.
2701 S. Minnesota Avenue, Suite 6
Sioux Falls, South Dakota 57105
Attention: Kerry W. Boekelheide
Fax: (605) 362-9388

If to Summit:	Summit Hotel Properties, Inc.
2701 S. Minnesota Avenue, Suite 6
Sioux Falls, South Dakota 57105
Attention: Daniel P. Hansen
Fax: (605) 362-9388
or to such other place and with such other copies as either party may designate as to itself by written notice to the others.
          (b) No Third Party Beneficiaries. Except as expressly provided herein, nothing herein is intended to confer upon any person, other than the parties and their respective permitted assignees, any rights, obligations or liabilities under or by reason of this Agreement.
          (c) No Assignment. Neither this Agreement nor any rights or obligations hereunder shall be assignable by either of the parties hereto, provided that either party may delegate all or any portion of its obligations to perform Services under this Agreement to one or more of its Affiliates.
          (d) Independent Contractor. The parties hereto understand and agree that this Agreement does not make either of them an agent or legal representative of the other for any purpose whatsoever. No party is granted, by this Agreement or otherwise, any right or authority to assume or create any obligation or responsibility, express or implied, on behalf of or in the name of any other party, or to bind any other party in any manner whatsoever. Each party expressly acknowledges (i) that each party is an independent contractor with respect to the other in all respects, including, without limitation, the provision of the Services, and (ii) that the parties are not Partners, joint venturers, employees or agents of or with each other.
          (e) Modifications and Amendments. This Agreement may be amended, modified, or supplemented only by written agreement of the parties.
          (f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of South Dakota, without regard to laws that may be applicable under conflicts of laws principles.
          (g) Headings. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
          (h) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement with the same effect as if the counterpart signatures were upon the same instrument.
          (i) No Representations or Warranties. The parties acknowledge that neither party has made or is making any representations or warranties whatsoever to the other, implied or otherwise, under this Agreement.
          (j) Successors. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors.
[Signatures appear on the following page.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE SUMMIT GROUP, INC.

By:

	Name: Title:	Kerry W. Boekelheide Chairman

SUMMIT HOTEL OP, LP

By:	Summit Hotel GP, LLC, its general partner

By:	Summit Hotel Properties, Inc., its sole member

By:

	Name: Title:	Daniel P. Hansen President and Chief Operating Officer